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                                                                    EXHIBIT 99.1



                          Dura Automotive Systems, Inc.
                                 4508 IDS Center
                          Minneapolis, Minnesota 55402



                                 April 2, 2002



Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

         Re:      Letter to Commission Pursuant to Temporary Note 3T

Ladies and Gentlemen:

         Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Arthur Andersen LLP ("Andersen") has represented to us, by letter dated March 18, 2002, that its audit of the financial statements of Dura Automotive Systems, Inc., for the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                                  Very truly yours,

                                                  Dura Automotive Systems, Inc.




                                                  /s/  David R. Bovee
                                                  Vice President Finance and CFO